Exhibit 99.1

  iGATE CORPORATION REPORTS IMPROVED SECOND-QUARTER AND YEAR-TO-DATE FINANCIAL
                                     RESULTS

     Year-Over-Year Revenue Growth Continues For Eighth Consecutive Quarter

           Year-To-Date Cash From Operations Improves to $4.0 million

         Offshore Subsidiary Adds 11 New Clients, Nine Are Fortune 1000

            Year-Over-Year Loss From Operations Narrows Significantly

    PITTSBURGH, Aug. 11 /PRNewswire-FirstCall/ -- iGATE Corporation, (Nasdaq:
IGTE) a global provider of IT and BPO services, today announced its financial results for the second quarter ended June 30, 2005.

    (Logo: http://www.newscom.com/cgi-bin/prnh/20010110/IGTELOGO )

    Second-Quarter Results
    Consolidated revenues for the second quarter increased 3.1% to $67.9 million from $65.9 million in the same quarter last year, but declined 2.4% from $69.6 million reported in the first quarter of 2005. The year-over-year second-quarter revenue increase was due primarily to a higher revenue contribution from iGate Professional Services (iPS) as a result of a large project for a financial services client that began in the second quarter of last year. The sequential decline in second-quarter revenues was due to lower revenue contributions from iPS as this same project nears completion, which was partially offset by a sequential increase in second-quarter revenues from the company's offshore iGate Solutions (iGS) segment.

    Gross margin, as a percentage of sales, slightly declined to 24.7% in the second quarter from 24.9% in last year's second quarter and was equal to the 24.7% reported in the 2005 first quarter. The year-over-year reduction in the second-quarter gross margin was due to a decline in gross margin at the iGS segment due to annual compensation increases effective April 1, 2005, partially offset by higher average iGS billing rates.

    Selling, general and administrative (SG&A) expense for the second quarter increased 2.4% to $17.4 million from $17.0 million in the same period last year and increased 0.8% from $17.2 million reported in the 2005 first quarter. The second-quarter, year-over-year SG&A increase was due primarily to significantly higher audit fees related to Sarbanes-Oxley Act compliance, partially offset by significantly lower SG&A costs at the company's iGS segment as a result of operating efficiency improvements.

    Second-quarter loss from operations improved to ($0.6) million from a loss of ($5.5) million in the corresponding period last year. Last year's second quarter included a non-cash pretax restructuring charge of $4.9 million related to the closing of an office in the United Kingdom. On a sequential basis, the ($0.6) million second-quarter loss from operations was slightly higher than the operating loss reported in the 2005 first quarter.

    Income tax expense for the second quarter declined to $0.3 million from $3.4 million in last year's second quarter. The higher income tax expense recorded last year was due to the expiration of accumulated deferred tax assets related to the company's U.K. operations which were sold. The company's iGS segment is operating under an Indian tax holiday until 2009 related to its new Whitefield campus. The segment is not currently subject to income tax expense in India nor does it benefit from tax loss benefits.

    Net loss for the second quarter narrowed significantly to ($0.3) million, or ($0.01) per share, compared with a net loss of ($5.7) million, or ($0.11) per share in the same period last year. Last year's second-quarter net loss included earnings from discontinued operations of $3.6 million, or $0.07 per share, and the previously mentioned non-cash pretax $4.9 million restructuring charges.

    "Our top organizational priorities are to grow our offshore revenues and expand overall profitability. Although our efforts to transition volume from onsite to offshore has lowered short-term revenue growth, this strategic initiative will gradually support our priorities as we leverage our labor market cost advantage to expand market share and improve our gross profit margin," stated Sunil Wadhwani, Chief Executive Officer and co-founder of iGate Corporation. "We are very pleased to continue adding new clients at our iGS subsidiary during the second quarter and to have significantly narrowed our year-over-year losses from operations for the second consecutive quarter."

    Ashok Trivedi, President and co-founder of iGate Corporation, stated, "Our iGS subsidiary continues to secure new clients that present solid growth opportunities, offshore volumes continue to increase, and average billing rates for both onsite and offshore volumes have improved. Competition in the Indian skilled-labor market, however, continues to be intense, which led to our second-quarter annual salary increase at iGS. As a service organization, we are firmly committed to attracting and retaining highly skilled employees so that we continue to deliver the high quality services that our clients expect."

    Year-To-Date Results
    Consolidated revenues for the six months ended June 30, 2005 increased 5.8% to $137.5 million from $129.9 million in the same period last year. The year-to-date revenue increase was due primarily to higher revenues from the iPS segment as a result of the previously mentioned financial services client project.

    Year-to-date gross margin, as a percentage of sales, declined to 24.7% from 25.7% in the corresponding period last year. The gross margin rate decline was attributable to the wage increase and higher subcontracted labor at the company's iGS business segment and a higher contribution to consolidated revenues from the iPS segment.

    As a percentage of sales, year-to-date SG&A declined to 25.2% from 27.9% in the corresponding period last year due primarily to the operating efficiency improvements at iGS, partially offset by higher audit fees associated with Sarbanes-Oxley Act compliance.

    Year-to-date, the company recorded an income tax benefit of $1.6 million compared to income tax expense of $3.7 million in the corresponding period last year. The tax benefit was due primarily to the completion of an IRS tax audit for periods covering 1999 through 2001. As a result of the audit, the company reversed certain tax accruals previously recorded in the years covered by the review.

    The year-to-date loss from operations of ($0.6) million was significantly lower than the loss of ($7.7) million in the corresponding period last year. Last year's six month period included the previously mentioned non-cash pretax charge of $4.9 million.

    The company reported year-to-date net earnings of $1.1 million, or $0.02 per share, compared to a net loss of ($7.5) million, or ($0.14) per share, in the same period last year. Last year's year-to-date period included income from discontinued operations of $3.8 million, or $0.07 per share.

    Operating Segments - Highlights for the Quarter

    iGate Solutions (Offshore)
     - iGS signed a multi-year preferred supplier agreement with one of North America's premier financial services organizations.

     - iGS added 11 new clients in total during the second quarter, 9 of which are Fortune 1000 Companies. This was the first time iGS reached its targeted 8 to 10 Fortune 1000 wins per quarter. This brings to 49 the total number of new clients added during the past 12 months, 27 of which are Fortune 1000 companies.

     - Offshore volumes during the second quarter increased 34.0% compared with the second quarter last year and increased 4.0% compared with the 2005 first quarter as the company continued its effort to transition more business to offshore servicing.

     - The company's offshore/onsite ratio for the second quarter improved to 67%/33% compared with 54%/46% in the corresponding period last year and 66%/34% in the 2005 first quarter.

     - Offshore revenues contributed 36.8% to total second-quarter iGS IT services revenues compared with 28.1% in the same period last year and compared with 35.1% in the 2005 first quarter.

     - Revenues from General Electric increased 6.9% during the second quarter and now represent 34.0% of total iGS revenues.

     - iGS added an additional 331 employees during the second quarter, 325 of which are billable employees. Total employee headcount now approximates 4,300.

     - Mr. Karl Heinz Achinger, former chairman of T-systems (formerly Debis), the second largest systems integration company in Europe, joined iGate Global Solutions' Board of Directors. Mr. Achinger had been instrumental in growing T-systems from $500 million to $3.5 billion in revenue in less than a decade. He also served on the Board of Cap Gemini, a major global systems integrator, between 1991 and 1996.

    iGate Professional Services
     - Placement activity increased by more than 25% in the second quarter versus the first quarter of 2005 and this rebound in sales activity is encouraging as iPS enters the second half of 2005.

     - Cash flow from operations in the second quarter was in excess of $10.0 million and was due to a significant increase in the collection of accounts receivables due from customers.

     - Even though revenues declined in the second quarter versus the first quarter, second quarter income from operations of $2.8 million remained relatively steady when compared to the first quarter of $2.9 million.

    Cash Flow & Balance Sheet
    For the six month year-to-date period ended June 30, 2005, cash flow from operations improved significantly to $4.0 million compared to ($12.3) million cash used in operations for the corresponding period last year. This significant improvement was primarily due to significant reductions in customer accounts receivable balances.

    "As mentioned earlier, we are focused on growing offshore revenues and improving overall profitability," stated Mr. Wadhwani. "We are encouraged by the number of offshore clients we are adding, the continued profitability at iPS and the considerable narrowing of net losses at iGS. We remain confident about our future."

    Conference Call
    iGate will host a telephone conference call to discuss the company's second-quarter financial results on Thursday, August 11, 2005 at 10:00 a.m. ET. A live webcast of this conference call will be available on the company's website, www.igatecorp.com. Simply click on the Investor Relations section and follow the links to the live webcast. The webcast will remain available for replay through August 18, 2005.

    About iGate Corporation
    Pittsburgh, Pennsylvania-based iGate Corporation (Nasdaq: IGTE) is the first fully integrated technology and operations firm with a global service model. iGate Corporation, through its offshore subsidiary, iGate Global Solutions Ltd., enables clients to optimize their business through a combination of process investment strategies, technology leverage and business process outsourcing and provisioning. Services include consulting, enterprise data management and data warehousing, business intelligence and analytics, design, development, systems integration, package evaluation, and implementation, re-engineering and maintenance. iGate Corporation also offers IT Professional Services in the areas of packaged application implementation, custom development, web services and business intelligence.

    The company services more than 500 clients across five continents. Clients rely on iGate because of the high quality of service, responsiveness, and cost-effective global reach. More information about iGate is available at http://www.igatecorp.com

    Some of the statements in this news release that are not historical facts are forward-looking statements. These forward-looking statements include our financial, growth and liquidity projections as well as statements concerning our plans, strategies, intentions and beliefs concerning our business, cash flows, costs and the markets in which we operate. Without limiting the foregoing, the words "believes," "anticipates," "plans," "expects" and similar expressions are intended to identify certain forward-looking statements. These statements are based on information currently available to us, and we assume no obligation to update these statements as circumstances change. There are risks and uncertainties that could cause actual events to differ materially from these forward-looking statements. These risks include, but are not limited to, our ability to predict our financial performance, the level of market demand for our services, the highly-competitive market for the types of services that we offer, the impact of competitive factors on profit margins, market conditions that could cause our customers to reduce their spending for our services, our ability to create, acquire and build new businesses and to grow our existing businesses, our ability to attract and retain qualified personnel, our ability to reduce costs and conserve cash, currency fluctuations and market conditions in India and elsewhere around the world, political and military tensions in India and South Asia, changes in generally accepted accounting principles and/or their interpretation and other risks that are described in more detail in our filings with the Securities and Exchange Commission including our Form 10-K/A for the year ended December 31, 2004.

                                iGATE CORPORATION
                      CONSOLIDATED CONDENSED BALANCE SHEETS
                             (dollars in thousands)

                                                 June 30,      December 31,
                                                   2005            2004
                                               ------------    ------------
                                               (unaudited)      (audited)
              ASSETS
Current assets:
     Cash and cash equivalents                 $     31,475    $     28,201
     Short term investments                          28,765          35,863
     Accounts receivable, net                        54,958          61,363
     Prepaid and other current assets                 7,081           6,985
     Prepaid income taxes                             2,086             435
     Deferred income taxes                            1,955           2,304
           Total current assets                     126,320         135,151

Investments in unconsolidated affiliates              4,051           3,951
Land, building, equipment and
 leasehold improvements, net                         29,726          25,814
Goodwill                                              9,354           9,398
Intangible assets, net                                4,727           5,918

           Total assets                        $    174,178    $    180,232

   LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
     Accounts payable                          $      7,771    $      8,636
     Accrued payroll and related costs               16,699          16,662
     Accrued income taxes                                 -           2,019
     Other accrued liabilities                        6,534           9,555
     Restructuring reserve                            2,489           3,692
     Deferred revenue                                   365             653
     Current liabilities of
      discontinued operations                            83              88
           Total current liabilities                 33,941          41,305

     Restructuring reserve                            3,116           3,777
     Other long term liabilities                        586             564
     Deferred income taxes                            9,521           9,520
           Total liabilities                         47,164          55,166

     Minority interest                               14,002          13,366

Shareholders' equity:
     Common Stock, par value $0.01 per share            536             535
     Additional paid-in capital                     161,541         161,345
     Retained deficit                               (35,652)        (36,710)
     Deferred compensation                           (1,527)         (1,934)
     Common stock in treasury, at cost              (14,714)        (14,714)
     Accumulated other comprehensive
      income                                          2,828           3,178
          Total shareholders' equity                113,012         111,700
             Total liabilities and
              shareholders' equity             $    174,178    $    180,232
                                iGate Corporation
                        Consolidated Statements of Income
                  (dollars in thousands, except per share data)
                                   (unaudited)

                                                        Three Months Ended               Six Months Ended
                                                   ----------------------------    ----------------------------
                                                     June 30,        June 30,        June 30,        June 30,
                                                       2005            2004            2005            2004
                                                   ------------    ------------    ------------    ------------
Revenues                                           $     67,896    $     65,868    $    137,497    $    129,931

Cost of revenues                                         51,098          49,482         103,502          96,508

Gross margin                                             16,798          16,386          33,995          33,423

Selling, general and administrative                      17,374          16,974          34,603          36,254

Restructuring charges                                         -           4,896               -           4,896

Loss from operations                                       (576)         (5,484)           (608)         (7,727)

Other income (expense), net                                 520            (500)            234             256

Minority interest                                           (59)            152            (143)            129

Equity in income (losses) of
 affiliated companies                                        88             (87)            (29)           (187)

Loss before income taxes                                    (27)         (5,919)           (546)         (7,529)

Income tax expense (benefit)                                259           3,428          (1,604)          3,740

(Loss) income from continuing
 operations                                                (286)         (9,347)          1,058         (11,269)

Income from discontinued
 operations, net of income taxes                              -           3,645               -           3,815

Net (loss) income                                  $       (286)   $     (5,702)   $      1,058    $     (7,454)

Net (loss) earnings per common share, Basic:

(Loss) earnings from continuing
 operations                                        $      (0.01)   $      (0.18)   $       0.02    $      (0.21)
Earnings from discontinued
 operations                                                   -            0.07               -            0.07
Net (loss) earnings - Basic                        $      (0.01)   $      (0.11)   $       0.02    $      (0.14)

Net (loss) earnings per common share, Diluted:
(Loss) earnings from continuing
 operations                                        $      (0.01)   $      (0.18)   $       0.02    $      (0.21)
Earnings from discontinued
 operations                                                   -            0.07               -            0.07
Net (loss) earnings - Diluted                      $      (0.01)   $      (0.11)   $       0.02    $      (0.14)

Weighted average common shares
 outstanding, Basic                                      52,512          52,599          52,494          52,460
Weighted average dilutive common
 equivalent shares outstanding                           52,512          52,599          52,718          52,460

                                                                      iGate
Three Months Ended                                    iGate        Professional       iGate
 March 31, 2005                                     Solutions        Services       Corporate         Total
------------------------------------------------   ------------    ------------    ------------    ------------
External revenues                                  $     32,711    $     36,457    $        433    $     69,601
Cost of revenues                                         23,193          28,957             254          52,404
Gross margin                                              9,518           7,500             179          17,197
Selling, general and
 administrative                                           9,277           4,551           3,401          17,229
Income (loss) from
 operations                                        $        241    $      2,949          (3,222)            (32)
Other expense, net                                                                         (286)           (286)
Minority interest                                                                           (84)            (84)
Equity in losses of
 affiliated companies                                                                      (117)           (117)
Loss before income taxes                                                           $     (3,709)   $       (519)

                                                                      iGate
Three Months Ended                                    iGate        Professional       iGate
 June 30, 2005                                      Solutions        Services       Corporate         Total
------------------------------------------------   ------------    ------------    ------------    ------------
External revenues                                  $     34,071    $     33,056    $        769    $     67,896
Cost of revenues                                         24,922          25,889             287          51,098
Gross margin                                              9,149           7,167             482          16,798
Selling, general and
 administrative                                           9,660           4,370           3,344          17,374
(Loss) income from
 operations                                        $       (511)   $      2,797          (2,862)           (576)
Other expense, net                                                                          520             520
Minority interest                                                                           (59)            (59)
Equity in income of
 affiliated companies                                                                        88              88
Loss before income taxes                                                           $     (2,313)   $        (27)

                                                                      iGate
Six Months Ended                                      iGate        Professional       iGate
 June 30, 2005                                      Solutions        Services       Corporate         Total
------------------------------------------------   ------------    ------------    ------------    ------------
External revenues                                  $     66,782    $     69,513    $      1,202    $    137,497
Cost of revenues                                         48,115          54,846             541         103,502
Gross margin                                             18,667          14,667             661          33,995
Selling, general and
 administrative                                          18,937           8,921           6,745          34,603
(Loss) income from
 operations                                        $       (270)   $      5,746          (6,084)           (608)
Other expense, net                                                                          234             234
Minority interest                                                                          (143)           (143)
Equity in losses of
 affiliated companies                                                                       (29)            (29)
Loss before income taxes                                                           $     (6,022)   $       (546)

SOURCE  iGATE Corporation
    -0-                             08/11/2005
    /CONTACT:  Michael J. Zugay, Senior Vice President & CFO, +1-412-787-9590,
or mzugay@igate.com/                                          /
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             AP Archive:  http://photoarchive.ap.org
             PRN Photo Desk, photodesk@prnewswire.com/
    /Web site:  http://www.igatecorp.com /
    (IGTE)